Exhibit 10.2e

CONFIDENTIAL

2013 EXECUTIVE INCENTIVE PROGRAM

MARCH 20, 2013

The 2013 Executive Incentive Program is organized around two objective components.  The objective components are: Profitability (70%) and Franchise Value (30%).

Participants

Participants in the program will be Mehos, Greenwade, Durie and Perschbacher with target awards as established by the Compensation Committee.  Additional participants will be Market Managers (Bell, Irick, Bearden, Edwards and Rivera) with target awards as established by executive management.

Stretch Objectives

To achieve the full component award, objectives will need to be exceeded.  The following basic methodology will be applied to each objective:

A performance threshold, budgeted objective and stretch objective will be established for each measurable target. 30% of the component award will be earned when the performance threshold is met.  80% of the component award will be earned when budgeted objective is achieved.  Up to 120% of the component award will be earned when the stretch objective is achieved.  Results between the performance threshold (30%) and the budgeted objective (80%) will be interpolated on a linear basis and assigned a payout level in 10% increments.  The stretch objective will be extrapolated beyond the budget based on the same linear progression and assigned a payout level in 10% increments up to a maximum of 120%.

Profitability Component

The profitability component is proposed to comprise 70% of the target award.  The following measures and weightings for each measure are proposed:

75% - Bank $ Net Income (after adjusting for 2013 acquisition activity and securities gains taken outside the ordinary course of business, if any)

15% - Bank Non-Interest Expense to Average Assets (%)

10% - Bank Total $ Non-Interest Income

Franchise Value Component

The franchise value component is proposed to comprise 30% of the target award.  The following measures and weightings for each measure are proposed:

25% - Weighted Deposit Growth to plan

25% - Loan Growth to plan

25% - Core deposits(1) to total deposits

25% - Classified Assets/Total Loans + ORE

A sample Executive Program Scorecard is attached which defines specific performance thresholds at each payout level.

(1) Core deposits will exclude financial institution, bankruptcy (i.e., Trustee Solutions), municipal utility district, public and brokered deposits.